Investor Relations Contact

Shane O’Connor, Executive Vice President & CFO

UniFirst Corporation

978-658-8888

shane_oconnor@unifirst.com

UNIFIRST ANNOUNCES REVISED SEGMENT REPORTING

WILMINGTON, Mass., October 17, 2025 (GLOBE NEWSWIRE) Beginning with the fourth quarter and year ended August 30, 2025, UniFirst Corporation (the “Company,” “we,” or “our”) will be changing the structure of its reporting organization, which will result in corresponding changes to the Company’s financial operating and reportable segments.

Prior to this change, the Company had five reporting segments: U.S. and Canadian Rental and Cleaning, Manufacturing (“MFG”), Corporate, First Aid, and Specialty Garments Rental and Cleaning (“Specialty Garments”). We previously referred to our U.S. and Canadian Rental and Cleaning, MFG, and Corporate segments combined as our “Core Laundry Operations.”

Following this change, the Company will report results under three reportable segments as described below. Our new reporting structure reflects how the Company currently oversees and manages the business, assesses performance and allocates resources, and will plan to continue to do so going forward.

Uniform & Facility Service Solutions: This reporting segment consolidates the former U.S. and Canadian Rental and Cleaning, MFG and Corporate segments and now includes our cleanroom solutions, which was previously part of the Specialty Garments reporting segment. The Uniform & Facility Service Solutions reporting segment designs, manufactures, purchases, rents, cleans, delivers and sells, uniforms and protective clothing and non-garment items in the U.S. and Canada. The segment, through our cleanroom solutions, also purchases, rents, cleans, delivers and sells specialty garments and non-garment items primarily for cleanroom applications and provides cleanroom cleaning at limited customer locations. Additionally, Uniform & Facility Service Solutions consists of our distribution center, sales and marketing, information systems, engineering, materials management, manufacturing planning, finance, budgeting, human resources, other general and administrative costs and interest expense.

First Aid & Safety Solutions: We renamed our First Aid reporting segment as the First Aid & Safety Solutions reporting segment to better reflect the scope of services and products offered. The First Aid & Safety Solutions reporting segment sells first aid cabinet services, non-prescription medicines and safety supplies, and provides certain safety training.

Other: This reporting segment currently consists of our nuclear solutions, which was previously part of the Specialty Garments reporting segment with our cleanroom solutions. The segment purchases, rents, cleans, delivers and sells, specialty garments and non-garment items primarily for nuclear applications.

The following table summarizes the above-described modifications to our segments:

Previous Segments (Prior to May 31, 2025)	Summary of Modifications	Modified Segments (As of June 1, 2025)
U.S. and Canadian Rental and Cleaning*	U.S. and Canadian Rental and Cleaning, Manufacturing, Corporate and cleanroom solutions (from Specialty Garments) were combined to form “Uniform & Facility Service Solutions”	Uniform & Facility Service Solutions
Manufacturing*
Corporate*
First Aid	Renamed “First Aid & Safety Solutions” with no changes to components	First Aid & Safety Solutions
Specialty Garments Rental and Cleaning	Previously consisted of nuclear and cleanroom solutions. Renamed to “Other” and modified to consist of nuclear operations.	Other

*Previously referred to collectively as our “Core Laundry Operations.”

The key measures used by management to evaluate segment performance continue to be revenues and operating income. These measures are consistent with how the Company’s Chief Executive Officer, who serves as the Chief Operating Decision Maker, reviews financial results to assess performance and allocate resources. Adjusted EBITDA is also presented for additional informational purposes and to facilitate period-to-period comparisons of operating performance; however, it is not a measure presented in accordance with U.S. GAAP.

To assist investors in understanding the impact of these changes, the Company has provided recast supplemental unaudited information containing seven quarters of historical financial and operational metrics (from the first quarter of fiscal 2024 through the third quarter of fiscal 2025) for the three reportable segments. The recast financial information is accessible through the News Releases section of the Company’s Investor Relations website at investors.unifirst.com.

The supplemental historical segment information does not represent a restatement or reissuance of previously issued financial statements and relates solely to changes in segment presentation. The modifications had no impact on the Company’s previously reported consolidated financial results.

About UniFirst Corporation

Headquartered in Wilmington, Mass., UniFirst Corporation (NYSE: UNF) is a North American leader in the supply and servicing of uniform and workwear programs, facility service products, as well as first aid and safety supplies and services. Together with its subsidiaries, the Company also manages specialized garment programs for the cleanroom and nuclear industries. In addition to partnering with leading brands, UniFirst manufactures its own branded workwear, protective clothing, and floorcare products at its three company-owned ISO-9001-certified manufacturing facilities. With more than 270 service locations, over 300,000 customer locations, and 16,000-plus employee Team Partners, the Company outfits more than 2 million workers every day. For additional information, contact UniFirst at 888.296.2740 or visit UniFirst.com. Follow UniFirst on Social Media: LinkedIn, Facebook, X, YouTube, Instagram.